Filed Pursuant to Rule 424(b)(5)
                                                      Registration No. 333-83434

This preliminary prospectus supplement relates to an effective registration statement under the Securities Act of 1933, as amended, but is not complete. We may not sell these securities until a final prospectus supplement and accompanying prospectus are delivered. This preliminary prospectus supplement is not an offer to sell nor does it seek an offer to buy these securities in any jurisdiction where the offer or sale is not permitted.

PRELIMINARY PROSPECTUS SUPPLEMENT                 Issued December 7, 2004
  (Subject to Completion)

(To Prospectus dated March 6, 2002)

                                3,500,000 Shares
                                 [IDACORP Logo]
                                  IDACORP, Inc.
                                  COMMON STOCK
                                _________________

IDACORP, Inc. is offering 3,500,000 shares of its common stock.

Our common stock is listed on the New York Stock Exchange and the Pacific Exchange under the symbol "IDA." On December 3, 2004, the last reported sale price of our common stock on the New York Stock Exchange was $31.87 per share.
                               _________________

Investing in our common stock involves risks. Before buying any shares you should carefully read the discussion of material risks of investing in our common stock under the heading "Risk Factors" beginning on page S-8 of this prospectus supplement.
                                _________________

                                PRICE $   A SHARE
                                _________________

                                                Underwriting
                                                Discounts and    Proceeds to
                          Price to Public        Commissions     IDACORP, Inc.
                          ---------------        -----------     -------------
Per Share.............           $                    $              $
Total.................    $                      $               $


We have granted the underwriters the right to purchase up to an additional 525,000 shares of our common stock at the public offering price, less underwriting discounts and commissions payable by us, to cover over-allotments.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus supplement or the accompanying prospectus is truthful or complete. Any representation to the contrary is a criminal offense.
                                _________________

The underwriters expect to deliver the shares to purchasers on
or about December          , 2004.
                                _________________

                                 MORGAN STANLEY
WACHOVIA SECURITIES                                      KEYBANC CAPITAL MARKETS
A.G. EDWARDS                                                 D.A. DAVIDSON & CO.

Prospectus Supplement dated December          , 2004

                                Table of Contents


                              Prospectus Supplement
                                                                 Page
                                                                 ----

About this Prospectus Supplement...................................ii
Forward-Looking Statements........................................S-1
About IDACORP.....................................................S-3
Recent Developments...............................................S-3
The Offering......................................................S-6
Summary Consolidated Financial Information........................S-7
Risk Factors......................................................S-8
Use of Proceeds..................................................S-13
Capitalization...................................................S-14
Price Range of Common Stock and Dividends........................S-15
Description of Common Stock......................................S-16
Underwriting.....................................................S-20
Where You Can Find More Information..............................S-23
Information Incorporated by Reference............................S-23
Legal Matters....................................................S-24
Experts..........................................................S-24



                                   Prospectus

About IDACORP.......................................................2
Forward-Looking Information.........................................2
Description of Common Stock.........................................3
Description of the Senior Debt Securities...........................7
Description of the Purchase Contracts and the Units................13
Ratios of Earnings to Fixed Charges................................13
Use of Proceeds....................................................14
Plan of Distribution...............................................14
Where You Can Find More Information................................15
Information Incorporated by Reference..............................15
Legal Opinions.....................................................16
Experts............................................................16

                        ABOUT THIS PROSPECTUS SUPPLEMENT

     This prospectus supplement is a supplement to the prospectus, which is also a part of this document. This prospectus supplement and the accompanying prospectus are part of a registration statement that we filed with the Securities and Exchange Commission using the shelf registration process. Under the shelf registration process, we may offer, from time to time, shares of common stock, unsecured senior debt securities and purchase contracts, up to an aggregate amount of $500,000,000, of which this offering is a part. In the accompanying prospectus, we provide you with a general description of the securities we may offer from time to time under our shelf registration statement. In this prospectus supplement, we provide you with specific information about the shares of our common stock that we are selling in this offering. Both this prospectus supplement and the accompanying prospectus include important information about us, the common stock that we are offering and other information you should know before investing. This prospectus supplement also adds, updates and changes information contained in the prospectus. You should read the entire prospectus supplement and the accompanying prospectus, and the documents incorporated by reference, which are described under "Where You Can Find More Information" and "Information Incorporated by Reference" in this prospectus supplement. To the extent there is a conflict between the information contained in this prospectus supplement and the information contained in or incorporated by reference into the accompanying prospectus, the information in this prospectus supplement shall control.

     This prospectus supplement and the accompanying prospectus contain or incorporate forward-looking statements. Please read forward-looking statements with the cautionary statements and important factors included in this prospectus supplement under "Forward-Looking Statements."

     Unless we indicate otherwise, or the context otherwise requires, references in this prospectus supplement and the accompanying prospectus to "IDACORP," "we," "us" and "our" or similar terms are to IDACORP, Inc. and its subsidiaries.

     Except as otherwise noted, all information in this prospectus supplement assumes no exercise of the underwriters' over-allotment option.
                             ______________________

     You should rely only on the information contained in or incorporated by reference in this prospectus supplement and the accompanying prospectus. We have not, and the underwriters have not, authorized any other person to provide you with information that is different. If anyone provides you with different or inconsistent information, you should not rely on it. We are not making an offer of the shares of our common stock in any state that does not permit their offer or sale. The information contained in or incorporated by reference in this document is accurate only as of the date of this prospectus supplement, regardless of the time of delivery of this prospectus supplement or of any sale of our common stock.

                           FORWARD-LOOKING STATEMENTS

     In connection with the safe harbor provisions of the Private Securities Litigation Reform Act of 1995, we are hereby filing cautionary statements identifying important factors that could cause actual results to differ materially from those projected in forward-looking statements made or incorporated by reference in this prospectus supplement or the accompanying prospectus. Any statements that express, or involve discussions as to expectations, beliefs, plans, objectives, assumptions or future events or performance, often, but not always, through the use of words or phrases such as "anticipates," "believes," "estimates," "expects," "intends," "plans," "predicts," "projects," "will likely result," "will continue" or similar expressions, are not statements of historical fact and may be forward-looking. Forward-looking statements involve estimates, assumptions and uncertainties and are qualified in their entirety by reference to, and are accompanied by, the following important factors, which are difficult to predict, contain uncertainties, are beyond our control and may cause actual results to differ materially from those contained in forward-looking statements:

     o Changes in governmental policies and regulatory actions, including those of the Federal Energy Regulatory Commission, the Idaho Public Utilities Commission and the Oregon Public Utility Commission, with respect to allowed rates of return, industry and rate structure, acquisition and disposal of assets and facilities, operation and construction of plant facilities, relicensing of hydroelectric projects, recovery of purchased power, recovery of other capital investments, present or prospective wholesale and retail competition, including but not limited to retail wheeling and transmission costs, and other refund proceedings;
     o Litigation and regulatory proceedings resulting from the energy situation in the western United States;
     o    Economic, geographic and political factors and risks;
     o Changes in compliance with environmental, endangered species and safety laws and policies;
     o Weather variations affecting hydroelectric generating conditions and customer energy usage;
     o Construction of power generating facilities including inability to obtain required governmental permits and approvals, and risks related to contracting, construction and start-up;
     o Operation of power generating facilities including breakdown or failure of equipment, performance below expected levels, competition, fuel supply and transmission;
     o    System conditions and operating costs;
     o    Population growth rates and demographic patterns;
     o    Pricing and transportation of commodities;
     o Market demand and prices for energy, including structural market changes;
     o    Changes in capacity, fuel availability and prices;
     o Changes in tax rates or policies, interest rates or rates of inflation;
     o Performance of the stock market and the changing interest rate environment, which affect the amount of required contributions to our pension plans, as well as the reported costs of providing pension and other postretirement benefits;
     o    Adoption of or changes in critical accounting policies or estimates;
     o    Exposure to operational, market and credit risk;
     o    Changes in operating expenses and capital expenditures;
     o    Capital market conditions;
     o Rating actions by Moody's Investors Service, Standard & Poor's Ratings Services and Fitch, Inc.;
     o    Competition for new energy development opportunities;
     o Results of financing efforts, including the ability to obtain financing on favorable terms, which can be affected by various factors, including credit ratings and general economic conditions;
     o    Homeland security, natural disasters, acts of war or terrorism;
     o    Fluctuations in sources and uses of cash;
     o Impacts from the potential formation of a regional transmission organization;
     o Increasing health care costs and the resulting effect on health insurance premiums paid for employees;
     o Increasing costs of insurance, changes in coverage terms and the ability to obtain insurance;
     o Technological developments that could affect the operations and prospects of our subsidiaries or their competitors;

     o Over appropriation of surface and groundwater in the Snake River Basin resulting in reduced generation at hydroelectric facilities;
     o Legal and administrative proceedings, whether civil or criminal, and settlements that influence business and profitability; and
     o New accounting or Securities and Exchange Commission requirements, or new interpretation or application of existing requirements.

     Any forward-looking statement speaks only as of the date on which such statement is made. New factors emerge from time to time and it is not possible for management to predict all such factors, nor can it assess the impact of any such factor on our business or the extent to which any factor, or combination of factors, including those discussed under "Risk Factors" in this prospectus supplement, may cause results to differ materially from those contained in any forward-looking statement.

                                  ABOUT IDACORP

     We are a successor registrant to, and a holding company owning all of the outstanding common stock of, Idaho Power Company. In 1998, we exchanged one share of our common stock for each share of Idaho Power Company's common stock, and Idaho Power Company became our wholly-owned subsidiary.

     Idaho Power Company is an electric public utility incorporated under the laws of the state of Idaho in 1989 as successor to a Maine corporation organized in 1915. Idaho Power Company is involved in the generation, purchase, transmission, distribution and sale of electric energy in a 20,000 square mile area, primarily in southern Idaho and eastern Oregon, with an estimated population of 883,000. Idaho Power Company holds franchises in 71 cities in Idaho and nine cities in Oregon and holds certificates from the respective public utility regulatory authorities to serve all or a portion of 25 counties in Idaho and three counties in Oregon.

     Idaho Power Company owns and operates 17 hydroelectric power plants and one gas-fired generating plant and shares ownership in three coal-fired generating plants. Idaho Power Company relies heavily on hydroelectric power for its generating needs and is one of the nation's few investor-owned utilities with a predominantly hydro base.

     Our other operating subsidiaries include:

     o    IdaTech - developer of integrated fuel cell systems;
     o IDACORP Financial Services - affordable housing and other real estate investments;
     o IDACOMM - provider of telecommunications services and owner of Velocitus, a commercial and residential Internet service provider;
     o Ida-West Energy - operator of independent power projects, which discontinued its project development operations in 2003 and is managing its independent power projects with a reduced workforce; and
     o IDACORP Energy - marketer of electricity and natural gas that wound down its operations during 2003.

     Our principal executive offices are located at 1221 West Idaho Street, Boise, Idaho 83702-5627, and our telephone number is (208) 388-2200.


                               RECENT DEVELOPMENTS

Shareholder Lawsuits
--------------------

     On May 26, 2004 and June 22, 2004, respectively, two shareholder lawsuits were filed against us and certain of our directors and officers. The lawsuits, captioned Powell, et al. v. IDACORP, Inc., et al. and Shorthouse, et al. v. IDACORP, Inc., et al., raise largely similar allegations. The lawsuits are putative class actions brought on behalf of purchasers of our common stock between February 1, 2002 and June 4, 2002, which we refer to as the class period, and were filed in the United States District Court for the District of Idaho. The named defendants in each suit, in addition to us, are Jon H. Miller, Jan B. Packwood, J. LaMont Keen and Darrel T. Anderson.

     The complaints alleged that, during the class period, we and/or certain of our officers and/or directors made materially false and misleading statements or omissions about our financial outlook in violation of Sections 10(b) and 20(a) of the Securities Exchange Act of 1934, as amended, and Rule 10b-5, thereby causing investors to purchase our common stock at artificially inflated prices. More specifically, the complaints alleged that we failed to disclose and misrepresented the following material adverse facts which were known to us or recklessly disregarded by us: (1) we failed to appreciate the negative impact that lower volatility and reduced pricing spreads in the western wholesale energy market would have on our marketing subsidiary, IDACORP Energy; (2) we would be forced to limit our origination activities to shorter-term transactions due to increasing regulatory uncertainty and continued deterioration of creditworthy counterparties; (3) we failed to discount for the fact that Idaho Power Company might not recover from the lingering effects of the prior year's regional drought; and (4) as a result of the foregoing, we lacked a reasonable basis for positive statements about our earnings projections. The Powell complaint also alleged that our conduct artificially inflated the price of our common stock. The actions seek an unspecified amount of damages, as well as other forms of relief. By order dated August 31, 2004, the court consolidated the Powell and Shorthouse cases for pretrial purposes and ordered the plaintiffs to file a consolidated complaint within 60 days.

     On November 1, 2004, we and the directors and officers named in the Powell and Shorthouse complaints were served with a purported consolidated complaint captioned Powell et al. v. IDACORP, Inc. et al., which was filed in the United States District Court for the District of Idaho.

     The new complaint alleges that during the class period we and/or certain of our officers and/or directors made materially false and misleading statements or omissions about our business operations, and specifically IDACORP Energy financial outlook, in violation of Rule 10b-5, thereby causing investors to purchase our common stock at artificially inflated prices. The new complaint alleges that we failed to disclose and misrepresented the following material adverse facts which were known to us or recklessly disregarded by us: (1) we falsely inflated the value of energy contracts held by IDACORP Energy in order to report higher revenues and profits; (2) we permitted Idaho Power Company to inappropriately grant native load priority for certain energy transactions to IDACORP Energy; (3) we failed to file 13 ancillary service agreements involving the sale of power for resale in interstate commerce that we were required to file under Section 205 of the Federal Power Act; (4) we failed to file 1,182 contracts that Idaho Power Company assigned to IDACORP Energy for the sale of power for resale in interstate commerce that Idaho Power Company was required to file under Section 203 of the Federal Power Act; (5) we failed to ensure that IDACORP Energy provided appropriate compensation from IDACORP Energy to Idaho Power Company for certain affiliated energy transactions; and (6) we permitted inappropriate sharing of certain energy pricing and transmission information between Idaho Power Company and IDACORP Energy. These activities allegedly allowed IDACORP Energy to maintain a false perception of continued growth that inflated our earnings. In addition, the new complaint alleges that those earnings press releases, earnings release conference calls, analyst reports and revised earnings guidance releases issued during the class period were false and misleading. The action seeks an unspecified amount of damages, as well as other forms of relief.

     Although no assurance can be given as to the ultimate outcome of these cases, we and the other named defendants intend to defend ourselves vigorously against these allegations.

Ratings
-------

     On December 3, 2004, Moody's Investors Service announced that it had lowered our corporate credit ratings from Baa1, with negative outlook, to Baa2, with stable outlook and Idaho Power Company's corporate credit ratings from A3, with negative outlook, to Baa1, with stable outlook. Moody's Investors Service also lowered Idaho Power Company's and our long-term ratings and Idaho Power Company's commercial paper ratings, but affirmed our commercial paper ratings at P-2. At the same time, Moody's Investors Service assigned a Baa2 rating to our three-year $150 million senior unsecured bank credit facility and assigned a Baa1 rating to Idaho Power Company's three-year $200 million senior unsecured bank credit facility.

     Moody's Investors Service stated that the downgrade of Idaho Power Company's ratings reflects (1) expected weaker cash flow coverage of interest and debt; (2) the likelihood for continued negative free cash flow over the next few years, with internally generated funds falling short of meeting our dividend requirements and significant utility-related capital spending; (3) persistent drought conditions that are likely to result in higher supply costs, not all of which are recoverable under Idaho Power Company's power cost adjustment mechanism; (4) the final resolution this fall of Idaho Power Company's rate case, which resulted in a revenue increase of a little more than half of its updated request; and (5) the likely need for additional support from the Idaho Public Utilities Commission in future rate proceedings as Idaho Power Company adds new generation and transmission infrastructure to help meet customer and load growth and ensure reliability of service.

     On November 29, 2004, Standard & Poor's Ratings Services announced that it had lowered Idaho Power Company's and our corporate credit ratings from A-, with negative outlook, to BBB+, with stable outlook. At the same time, Standard & Poor's Ratings Services also lowered Idaho Power Company's and our long-term ratings, but affirmed Idaho Power Company's and our commercial paper ratings at A-2.

     Standard & Poor's stated that its decision reflects weakened financial ratios that have resulted from a combination of (1) sustained drought conditions on the Snake River that have depressed Idaho Power Company's hydro production and increased deferred power costs; (2) a disappointing general rate case ruling by the Idaho Public Utilities Commission, partly mitigated by the approval of a settlement agreement on September 29, 2004, which granted Idaho Power Company's position on income tax issues; and (3) more than $600 million of expected capital requirements by Idaho Power Company. Standard & Poor's stated that these pressures resulted in a financial profile that is weak even for the current 'BBB+' corporate credit rating. Further, Standard & Poor's stated that two key issues that would determine future ratings movement were water flows in the Snake River and future rate case rulings by the Idaho Public Utilities Commission.

     These security ratings reflect the views of the rating agencies. An explanation of the significance of these ratings may be obtained from each rating agency. Such ratings are not a recommendation to buy, sell or hold securities. Any rating can be revised upward or downward or withdrawn at any time by a rating agency if it decides that the circumstances warrant the change. Each rating should be evaluated independently of any other rating.

     These downgrades are expected to increase the cost of new debt and other issued securities going forward.

                                  THE OFFERING

Company                                          IDACORP, Inc.

Common stock offered                             3,500,000 shares

Common stock outstanding after this offering     41,692,022 shares (1) (2)

Over-allotment option                            525,000 shares (2)

New York Stock Exchange symbol                   IDA

Use of proceeds                                  We will use the net proceeds
                                                 that we receive from this
                                                 offering to repay a portion of
                                                 our short-term debt and to
                                                 make a capital contribution to
                                                 Idaho Power Company. Idaho
                                                 Power Company will use the
                                                 capital contribution to
                                                 repay a portion of its
                                                 short-term debt and to fund a
                                                 portion of its capital
                                                 requirements.  If we do not use
                                                 the proceeds immediately, we
                                                 may temporarily invest them
                                                 in short-term debt instruments.
                                                 As of November 30, our
                                                 consolidated short-term debt
                                                 was $119 million.

Risk Factors                                     See "Risk Factors," beginning
                                                 on page S-8 of this
                                                 prospectus supplement for a
                                                 discussion of factors you
                                                 should carefully consider
                                                 before deciding to invest in
                                                 shares of our common stock.

Current indicated annual dividend rate           $1.20 per share (3)

______________________
     (1) The number of shares outstanding after this offering is based on 38,192,022 shares outstanding as of December 3, 2004 and excludes:

          o 3,725,198 shares of common stock reserved for issuance under our dividend reinvestment plan, which is currently using open market purchases, but may use original issue stock commencing in 2005;

          o 2,337,116 shares of common stock reserved for issuance under our employee stock plan, which is currently using open market purchases;

          o 314,114 shares of common stock reserved for issuance under our restricted stock plan, which is currently using open market purchases; and

          o 2,042,600 shares of common stock reserved for issuance under our long-term incentive and compensation plan, of which 1,216,600 shares were subject to outstanding options at a weighted average exercise price of $32.67 per share as of September 30, 2004. We are currently using original issue stock for this plan.

     (2) Except as otherwise noted, all information in this prospectus supplement assumes no exercise of the underwriters' over-allotment option.

     (3) Based upon the current quarterly dividend rate of $0.30. The amount and timing of dividends payable on our common stock are within the sole discretion of our board of directors. Our ability to pay dividends on our common stock depends upon dividends paid to us by our subsidiaries.

                   SUMMARY CONSOLIDATED FINANCIAL INFORMATION

     The consolidated financial information below is taken from our audited financial statements for the years ended December 31, 2001 through December 31, 2003 and our unaudited financial statements for the nine months ended September 30, 2003 and September 30, 2004. This information is only a summary. You should read it in connection with our historical financial statements and related notes and "Management's Discussion and Analysis of Financial Condition and Results of Operations," which we incorporate by reference in this prospectus supplement and the accompanying prospectus. See "Where You Can Find More Information" and "Information Incorporated by Reference" in this prospectus supplement.


                                                     Nine Months Ended                      Year Ended
                                                       September 30,                       December 31,
                                                       -------------                       ------------

                                                     2004          2003          2003          2002          2001
                                                     ----          ----          ----          ----          ----
                                                        (unaudited)
                                                                (in thousands, except per share data)
Consolidated Statement of Income Data:
     Total electric utility revenues             $   631,701   $   615,911   $   782,720   $   869,040   $    914,201
     Total operating revenues                    $   646,738   $   651,432   $   823,002   $   928,800   $  1,275,312
     Total electric utility expenses             $   551,945   $   518,222   $   661,026   $   736,379   $    824,099
     Total operating expenses                    $   576,204   $   578,023   $   738,940   $   853,160   $  1,033,023
     Total operating income                      $    70,534   $    73,409   $    84,062   $    75,640   $    242,289
     Net Income                                  $    58,717   $    42,824   $    46,578   $    61,672   $    125,214
     Average common shares outstanding
(000's)                                               38,193        38,227        38,186        37,729         37,387
     Earnings per share of common stock
         (basic and diluted)                     $      1.54   $      1.12   $      1.22   $      1.63   $       3.35


                                                                        As of                        As of
                                                                    September 30,                December 31,
                                                                    -------------                ------------

                                                                        2004                         2003
                                                                        ----                         ----
                                                                     (unaudited)
                                                                                  (in thousands)
Consolidated Balance Sheet Data:
     Cash and cash equivalents                               $             20,949         $             75,159
     Property, plant and equipment - net                                2,177,564                    2,088,319
     Total assets                                                       3,125,919                    3,101,726
     Long-term debt                                                       985,487                      945,834
     Total shareholders' equity                                           887,142                      864,281

                                  RISK FACTORS

     Before you participate in this offering, you should be aware there are risks in making an investment in our common stock, including the ones listed below. You should carefully consider these risk factors and other information contained in or incorporated by reference into this prospectus supplement and the accompanying prospectus in evaluating this offering.

     The risks and uncertainties that we describe below are not the only ones we face. Additional risks and uncertainties not presently known to us or that we currently deem immaterial may also impair our business operations. If any of the following risks actually occur, our business, financial condition and results of operations could be materially and adversely affected. In that case, the value of our common stock and your investment could decline.

Risks Relating to our Company
-----------------------------

     Pending shareholder litigation could be costly, time consuming and, if adversely decided, result in substantial liabilities.

     As we describe more fully in "Recent Developments - Shareholder Lawsuits," two securities shareholder lawsuits consolidated by order dated August 31, 2004 and a purported consolidated complaint have been filed against us and certain of our officers and directors. Securities litigation can be costly, time-consuming and disruptive to normal business operations. Certain costs below a self-insured retention are not covered by insurance policies. While we cannot predict the outcome of these matters and these matters will take time to resolve, damages arising from these lawsuits if resolved against us or in connection with any settlement, absent insurance coverage or damages in excess of insurance coverage, could have a material adverse effect on our financial position, results of operations or cash flows.

     Reduced hydroelectric generation can reduce revenues and increase costs.

     Idaho Power Company has a predominately hydroelectric generating base. Because of Idaho Power Company's heavy reliance on hydroelectric generation, the weather can significantly affect Idaho Power Company's operations. Idaho Power Company is experiencing its fifth consecutive year of below normal water conditions. When hydroelectric generation is reduced, Idaho Power Company must increase its use of more expensive thermal generating resources and purchased power. Through its power cost adjustment in Idaho, Idaho Power Company can expect to recover approximately 90 percent of the increase in its Idaho jurisdictional net power supply costs, which are fuel and purchased power less off-system sales, above the level included in its base rates. The power cost adjustment recovery includes both a forecast and deferrals that are subject to the regulatory process. The non-Idaho power supply costs, which are fuel and purchased power less off-system sales, are subject to periodic recovery from its Oregon and Federal Energy Regulatory Commission jurisdictional customers.

     Changes in temperature can reduce power sales and revenues.

     Warmer than normal winters or cooler than normal summers will reduce retail revenues from power sales.

     The Idaho Public Utilities Commission's grant of less rate relief than requested will reduce Idaho Power Company's projected earnings and cash flows.

     Because the Idaho Public Utilities Commission did not grant the full amount of rate relief requested, Idaho Power Company's projected earnings and cash flows will be reduced and the rating agencies have downgraded or may downgrade Idaho Power Company's and our credit ratings. If the Idaho Public Utilities Commission were to rule against Idaho Power Company in any future requests for relief, it could have a negative effect on earnings and cash flow.

     A downgrade in Idaho Power Company's and our credit ratings could negatively affect the companies' ability to access capital.

     During the second quarter of 2004, Moody's Investors Service, Standard & Poor's Ratings Services and Fitch, Inc. placed certain of Idaho Power Company's and our ratings under review for possible downgrade. On November 29, 2004, Standard & Poor's Ratings Services downgraded Idaho Power Company's and our credit ratings and on December 3, 2004 Moody's Investors Service downgraded Idaho Power Company's and our credit ratings. These downgrades, and any future downgrade of Idaho Power Company's or our credit ratings, could limit Idaho Power Company's and our ability to access the capital markets, including the commercial paper markets. In addition, we and Idaho Power Company would likely be required to pay a higher interest rate on existing variable rate debt and in future financings.

     Conditions that may be imposed in connection with hydroelectric license renewals may require large capital expenditures and reduce earnings and cash flows.

     Idaho Power Company is currently involved in renewing federal licenses for several of its hydroelectric projects. Conditions with respect to environmental, operating and other matters that the Federal Energy Regulatory Commission may impose in connection with the renewal of Idaho Power Company's licenses could have a negative effect on Idaho Power Company's operations, require large capital expenditures and reduce earnings and cash flows.

     The cost of complying with environmental regulations can harm cash flows and earnings.

     Idaho Power Company is subject to extensive federal, state and local environmental statutes, rules and regulations relating to air quality, water quality, natural resources and health and safety. Compliance with these environmental statutes, rules and regulations involves significant capital, operating and other costs, and those costs could be even more significant in the future as a result of changes in legislation and enforcement policies and additional requirements imposed in connection with the relicensing of Idaho Power Company's hydroelectric projects.

     Terrorist threats and activities could result in lost revenues and increased costs.

     Idaho Power Company is subject to direct and indirect effects of terrorist threats and activities. Potential targets include generation and transmission facilities. The effects of terrorist threats and activities could prevent Idaho Power Company from purchasing, generating or transmitting power and result in lost revenues and increased costs.

     We, IDACORP Energy and Idaho Power Company are subject to costs and other effects of legal and regulatory proceedings, settlements, investigations and claims, including those that have arisen out of the western energy situation.

     We, IDACORP Energy and Idaho Power Company are involved in a number of proceedings including a complaint filed against sellers of power in California, based on California's unfair competition law, a cross-action wholesale electric antitrust case against various sellers and generators of power in California and the California refund proceeding at the Federal Energy Regulatory Commission. Other cases that are the direct or indirect result of the western energy situation include a refund proceeding affecting sellers of wholesale power in the spot market in the Pacific Northwest, in which the Federal Energy Regulatory Commission directed that no refunds be paid, but which is now pending on appeal before the United States Court of Appeals for the Ninth Circuit; efforts by certain public parties to reform or terminate contracts for the purchase of power from IDACORP Energy or claiming violations of state and federal antitrust acts and dysfunctional energy markets as the result of market manipulation; show cause proceedings at the Federal Energy Regulatory Commission, which have been settled but are the subject of motions for rehearing or have been appealed and efforts by the California Attorney General to secure a reversal from the United States Court of Appeals for the Ninth Circuit of Federal Energy Regulatory Commission rulings that market-based sellers' transactional reports satisfy the Federal Energy Regulatory Commission's filed-rate doctrine requirements as a means of expanding refunds from all sellers of wholesale power. To the extent the companies are required to make payments, earnings will be negatively affected. It is possible that additional proceedings related to the western energy situation may be filed in the future against IDACORP Energy, Idaho Power Company or us.

     Litigation relating to stray voltage, if adversely decided, could result in liabilities, reducing earnings, and encourage the commencement of additional lawsuits.

     In three instances, dairy farmers have brought actions against Idaho Power Company claiming loss of milk production and other damages to livestock due to stray voltage from Idaho Power Company's electrical system. In the first proceeding, the jury ruled in Idaho Power Company's favor. In the second proceeding, a jury verdict was entered in favor of the plaintiffs. A third is in the early stages of discovery. Adverse court rulings in such proceedings could increase the number of future claims. The costs of defending these lawsuits could be significant, and certain costs, such as those below a deductible amount, are not covered by insurance policies.

     Increased capital expenditures can significantly affect liquidity.

     Increases in both the number of customers and the demand for energy require expansion and reinforcement of transmission, distribution and generating systems. Because the Idaho Public Utilities Commission did not grant the full amount of rate relief Idaho Power Company requested, Idaho Power Company will have to rely more on external financing for its planned utility construction expenditures in the 2004 through 2006 period; these large planned expenditures may weaken Idaho Power Company's and our consolidated financial profile. Additionally, a significant portion of Idaho Power Company's facilities was constructed many years ago. Aging equipment, even if maintained in accordance with good engineering practices, may require significant capital expenditures. Failure of equipment or facilities used in Idaho Power Company's systems could potentially increase repair and maintenance expenses, purchased power expenses and capital expenditures.

     If we are unable to complete our assessment as to the adequacy of our internal control over financial reporting as required by Section 404 of the Sarbanes-Oxley Act of 2002, or if we complete the assessment and identify and report material weaknesses, investors could lose confidence in the reliability of our financial statements, which could decrease the value of our common stock.

     As directed by Section 404 of the Sarbanes-Oxley Act of 2002, the Securities and Exchange Commission has adopted rules requiring public companies to include a report of management on the company's internal control over financial reporting in their annual reports on Form 10-K. This report is required to contain management's assessment of the effectiveness of the company's internal control over financial reporting as of the end of the most recent fiscal year. In addition, the independent registered public accounting firm auditing a public company's financial statements must also attest to and report on management's assessment of the effectiveness of the company's internal control over financial reporting. We have expended significant resources in developing and implementing the testing procedures and documentation required by
Section 404. Effective internal controls are necessary for us to provide reliable financial reports and to prevent and detect fraud. If we fail to have an effectively designed and operating system of internal control over financial reporting, we will be unable to comply with the requirements of Section 404 in a timely manner. Our failure to complete our assessment or design internal controls effectively could preclude the independent registered public accounting firm from issuing an unqualified opinion on the effectiveness of our internal controls. This could result in decreased confidence in the reliability of our financial statements, which could cause the market price of our common stock to decline.

Risks Relating to this Offering of Common Stock
-----------------------------------------------

     We are a holding company and have no operating income of our own.

     We are a holding company, exempt from registration as a public utility holding company pursuant to Section 3(a)(1) of the Public Utility Holding Company Act of 1935, and we do not have any operating income of our own. Consequently, our ability to pay our indebtedness and to pay dividends on our common stock is dependent on dividends and other payments received from our subsidiaries. Our subsidiaries are separate and distinct legal entities and have no obligation to pay any amounts to us, whether through dividends, loans or other payments. Our subsidiaries' ability to pay dividends or make distributions to us will depend on, among other things:

          o their actual and projected earnings and cash flow, capital requirements and general financial condition; and
          o the prior rights of holders of their existing and future preferred stock, first mortgage bonds and other debt securities.

         Future sales of our common stock in the public market could lower our stock price.

     We may sell additional shares of common stock in subsequent public offerings, through our dividend reinvestment plan or to finance future transactions. We cannot predict the size of future issuances of our common stock, or the effect, if any, that future issuances and sales of shares of our common stock will have on the market price of our common stock. Sales of substantial amounts of our common stock, or the perception that such sales could occur, may adversely affect the prevailing market price of our common stock.

     The market price for our common stock is uncertain and may fluctuate significantly, and you could lose all or part of your investment.

     Volatility in the market price of our common stock may prevent you from being able to sell your shares at or above the price you paid for them. We cannot predict whether the market price of our common stock will rise or fall. Numerous factors influence the trading price of our common stock. These factors may include changes in our financial condition, results of operations and prospects, legal and administrative proceedings and political, economic, financial and other factors that can affect the capital markets generally, the stock exchanges on which our common stock is traded and our business segments.

     Our charter and bylaws, rights plan and Idaho law could delay or prevent a change in control that you may favor.

     The terms of some of the provisions in our articles of incorporation and bylaws and provisions of the Idaho Business Corporation Act could delay or prevent a change in control that you may favor or may impede the ability of the holders of our common stock to change our management.

     In particular, the provisions of our amended articles of incorporation and amended bylaws:

     o authorize our board of directors to issue up to 20,000,000 shares of preferred stock in one or more series without further action by shareholders;
     o divide the members of our board of directors into three classes having staggered terms, with directors in each class elected to three-year terms;
     o limit the shareholders' right to remove directors, fill vacancies and increase or reduce the number of directors;
     o regulate how shareholders may present proposals or nominate directors for election at shareholders' meetings; and
     o require a supermajority vote of shareholders to amend certain provisions.

     In addition, each share of our outstanding common stock includes one preferred share purchase right. The rights become exercisable after a third party acquires or announces an offer to acquire 20% or more of our stock. The rights, when exercisable, entitle the holder to purchase our A series preferred stock, our common stock or, under some circumstances, common stock of the acquiring company. The rights cause substantial dilution to a person or group that attempts to acquire us on terms our board of directors does not approve and make it significantly more expensive for that person or group to acquire control of us.

     We are subject to the provisions of the Idaho Control Share Acquisition Law and the Idaho Business Combination Law. The Idaho Control Share Acquisition Law is designed to protect minority shareholders if someone acquires 20% or more of our voting stock. An acquiring person must disclose to us its identity, acquisition plans and financing. The acquiring person cannot vote a number of shares exceeding the applicable percentages, unless two-thirds of the outstanding voting stock, excluding shares owned by the acquiring person, approves of such voting power. The Idaho Business Combination Law prohibits us from engaging in certain business combinations with a person who owns 10% or more of our outstanding voting stock for three years after that person acquired the shares, unless our board of directors approved of the business combination or the acquisition in advance. The Idaho Business Corporation Act provides that certain notice and informational requirements and special shareholder meeting and voting procedures must be followed prior to consummation of a proposed "merger or share exchange," as defined in the Idaho Business Corporation Act.

     Statutory and regulatory factors will limit another party's ability to acquire us and could deprive you of the opportunity to gain a takeover premium for your shares of common stock.

     Even if our board of directors favors a sale of the company, the sale requires approval of a number of federal and state regulatory agencies, including the Federal Energy Regulatory Commission, the Idaho Public Utilities Commission, the Oregon Public Utility Commission and the Wyoming Public Service Commission. The approval process could be lengthy and the outcome uncertain, which may deter otherwise interested parties from proposing or attempting a business combination. In addition, provisions of the Public Utility Holding Company Act of 1935, as amended, could require a buyer of our shares or Idaho Power Company shares to register as a "public utility holding company" or merge Idaho Power Company or us directly into its parent company. These regulatory constraints may result in a limited number of potential buyers.

                                 USE OF PROCEEDS

     We estimate the net proceeds from this offering of common stock, at an assumed public offering price of $31.87 per share and after deducting the underwriting discounts and estimated offering expenses payable by us, will be approximately $107 million, or $123 million if the underwriters' over-allotment option is exercised in full, based upon the closing price of our common stock on the New York Stock Exchange of $31.87 per share on December 3, 2004.

     We will use the net proceeds that we receive from this offering to repay a portion of our short-term debt and to make a capital contribution to Idaho Power Company. Idaho Power Company will use the capital contribution to repay a portion of its short-term debt and to fund a portion of its capital requirements.

     If we do not use the proceeds immediately, we may temporarily invest them in short-term debt instruments. As of November 30, 2004, our consolidated short-term debt was $119 million.

                                 CAPITALIZATION

     The following table presents as of September 30, 2004 on a consolidated basis:

     o    our actual capitalization and
     o our capitalization as adjusted to give effect to the sale of the common stock in this offering, without giving effect to the underwriters' over-allotment option, at an assumed offering price of $31.87 per share (1), less the underwriting discounts and estimated offering expenses payable by us, and our repayment of $52 million in our consolidated short-term debt.

     This information is only a summary. You should read it in connection with our historical financial statements and related notes and "Management's Discussion and Analysis of Financial Condition and Results of Operations" in our Form 10-K for the year ended December 31, 2003 and our Form 10-Q for the quarter ended September 30, 2004, which we incorporate by reference in this prospectus supplement. See "Information Incorporated by Reference" in this prospectus supplement.

                                                                             As of September 30, 2004
                                                                             ------------------------
                                                                                   (unaudited)
                                                                                            As Adjusted to Reflect
                                                                       Actual                    this Offering
                                                                       ------                    -------------
                                                                                  (in thousands)
Cash and cash equivalents                                    $             20,949             $        75,732
                                                             ---------------------------      -----------------------
Debt:
   Current maturities of long-term debt                      $             77,510            $          77,510
   Notes payable                                                           82,135                       30,135
   Long-term debt                                                         985,487                      985,487
                                                             ---------------------------      -----------------------
Total Debt                                                              1,145,132                    1,093,132

Shareholders' equity:
   Common stock, no par value (shares authorized
   120,000,000; 38,348,758 issued, as adjusted
   41,848,758)                                                            474,666                      581,449
   Retained earnings                                                      421,504                      421,504
   Accumulated other comprehensive loss                                    (3,525)                      (3,525)
   Treasury stock (156,736 shares at cost)                                 (4,578)                      (4,578)
   Unearned compensation                                                     (925)                        (925)
                                                             ---------------------------      -----------------------
     Total shareholders' equity                                           887,142                      993,925
                                                             ---------------------------      -----------------------

Total capitalization                                         $          2,032,274            $       2,087,057


     (1) On December 3, 2004, the last reported sale price of our common stock on the New York Stock Exchange was $31.87 per share.

                    PRICE RANGE OF COMMON STOCK AND DIVIDENDS

     Our common stock is listed and traded on the New York Stock Exchange and Pacific Exchange under the symbol "IDA." The following table provides, for the calendar quarters indicated, the high and low prices per share as reported on the New York Stock Exchange as composite transactions and the amount of dividends paid.

Period                                                            High              Low            Dividends Paid
------                                                            ----              ---            --------------
2002:
First Quarter                                                $     40.86      $     37.26      $       0.465
Second Quarter                                                     40.99            25.71              0.465
Third Quarter                                                      28.60            21.58              0.465
Fourth Quarter                                                     26.60            20.87              0.465

2003:
First Quarter                                                $     26.35      $     20.60      $       0.465
Second Quarter                                                     27.92            22.65              0.465
Third Quarter                                                      27.25            23.15              0.465
Fourth Quarter                                                     30.19            25.42              0.300

2004:
First Quarter                                                $     32.05      $     29.32       $      0.300
Second Quarter                                                     30.66            25.30              0.300
Third Quarter                                                      29.95            26.05              0.300
Fourth Quarter (through December 3, 2004)                          32.95            29.05              0.300


     On December 3, 2004, the last reported sale price on the New York Stock Exchange for our common stock was $31.87 per share. At December 3, 2004, there were 38,192,022 shares of common stock outstanding. At December 3, 2004, our common stock outstanding was held by approximately 18,100 shareholder accounts of record.

     The amount and timing of dividends payable on our common stock are within the sole discretion of our board of directors. Our board of directors reviews the dividend rate quarterly to determine its appropriateness in light of our current and long-term financial position and results of operations, capital requirements, rating agency requirements, legislative and regulatory developments affecting the electric utility industry in general and Idaho Power Company in particular, competitive conditions and any other factors our board of directors deems relevant. In September 2003, we announced a decrease in the annual dividend from $1.86 to $1.20 per share in order to strengthen our financial position and our ability to fund Idaho Power Company's growing capital expenditure needs, improve cash flows and help maintain credit ratings. This decreased rate is equivalent to a quarterly dividend of $0.30 per share. Our ability to pay dividends on our common stock is dependent upon dividends paid to us by our subsidiaries, primarily Idaho Power Company.

     Idaho Power Company's articles of incorporation contain restrictions on the payment of dividends on its common stock if preferred stock dividends are in arrears. Idaho Power Company paid dividends to us of $65 million in 2003 and $70 million in 2002 and 2001.

                           DESCRIPTION OF COMMON STOCK

     The following description of our common stock is not complete, and we refer you to our articles of incorporation, as amended, our amended bylaws and our rights agreement, each of which is on file with the Securities and Exchange Commission and is incorporated by reference in this prospectus supplement. We also refer you to the laws of the state of Idaho.

     Our articles of incorporation authorize us to issue 120,000,000 shares of common stock, without par value, and 20,000,000 shares of preferred stock, without par value. Each outstanding share of our common stock currently has attached to it one right issued pursuant to our rights agreement, which we describe below under "Certain Matters That Could Delay or Prevent a Change in Control - Preferred Share Purchase Rights".

     Dividend Rights. Subject to the prior rights of the preferred stock, holders of our common stock are entitled to receive any dividends our board of directors may declare on the common stock. The board of directors may declare dividends from any property legally available for this purpose.

     Voting Rights. The common stock has one vote per share. The holders of our common stock are entitled to vote on all matters to be voted on by shareholders. The holders of our common stock are not entitled to cumulative voting in the election of directors.

     Holders of our preferred stock will not have any right to vote except as established by our board of directors or as provided in our articles of incorporation or bylaws or by state law. The A series preferred stock, if issued, will have voting rights.

     A majority of the outstanding shares entitled to vote on a particular matter at a meeting constitutes a quorum. Action on a matter is approved if the votes cast favoring the action exceed the votes cast opposing the action, unless our articles of incorporation, the Idaho Business Corporation Act or our bylaws require a greater number of affirmative votes. A plurality of the votes cast determines the election of directors.

     Liquidation Rights. Subject to the prior rights of the preferred stock, if we liquidate, dissolve or wind up, whether this is voluntary or not, the holders of the common stock will be entitled to receive any net assets available for distribution to shareholders.

     Other Rights. The common stock is not liable to further calls or assessment. The holders of our common stock are not entitled to subscribe for or purchase additional shares of our capital stock. Our common stock is not subject to redemption and does not have any conversion or sinking fund provisions.

     Transfer Agent and Registrar. Wells Fargo Bank is the transfer agent and registrar for the common stock.

Certain Matters That Could Delay or Prevent a Change in Control

     Although it is not the intention of the board of directors to discourage legitimate offers to enhance shareholder value, the existence of unissued common stock, the ability of the board to issue preferred stock without further shareholder action and other provisions of our articles of incorporation and bylaws may discourage transactions aimed at obtaining control of us.

     Preferred Stock. Our board of directors has the authority, without further action by shareholders, to issue up to 20,000,000 shares of preferred stock in one or more series. The board of directors has the authority to determine the terms of each series of preferred stock, within the limits of the articles of incorporation and the laws of the state of Idaho. These terms include the number of shares in a series, dividend rights, liquidation preferences, terms of redemption, conversion rights and voting rights.

     If we issue preferred stock, it may negatively affect the holders of our common stock. These possible negative effects include diluting the voting power of shares of our common stock and affecting the market price of our common stock. In addition, the ability of our board of directors to issue preferred stock without shareholder approval may delay or prevent a change in control.

     Although there are no shares of preferred stock currently outstanding, we have reserved 1,200,000 shares of A series preferred stock for issuance in connection with our shareholder rights plan.

     Classified Board. We have divided the members of our board of directors into three classes having staggered terms. The number of directors in each class is as nearly equal as possible. Directors in each class are elected for a three-year term.

     This classification of the board of directors may prevent shareholders from changing the membership of the entire board of directors in a relatively short period of time. At least two annual meetings, instead of one, generally will be required to change the majority of directors. The classified board provisions could have the effect of prolonging the time required for a shareholder with significant voting power to gain majority representation on the board of directors. Where majority or supermajority board of directors approval is necessary for a transaction, such as an interested shareholder business combination, the inability to immediately gain majority representation on the board of directors could discourage takeovers and tender offers.

     Number of Directors, Vacancies, Removal of Directors. Our bylaws provide that the board of directors will have at least 9 and at most 15 directors. The size of the board may be changed by a two-thirds vote of shareholders entitled to vote, or by a majority vote of the board of directors. A majority of the board decides the exact number of directors at a given time. The board fills any new directorships it creates and any vacancies.

     Directors may be removed by the shareholders only for cause and only if at least two-thirds of the shares of our outstanding voting stock approve the removal.

     These provisions may delay or prevent a shareholder from gaining control of the board.

     Calling of a Special Meeting. The president, a majority of the board of directors or the chairman of the board may call a special meeting of the shareholders at any time. Holders of at least 20% of the outstanding shares entitled to vote may call a special meeting if such holders sign, date and deliver to our secretary one or more written demands describing the purpose(s) of the proposed meeting. Upon receipt of one or more written demands from such holders, our secretary is responsible for determining whether such demand or demands conform to the requirements of the Idaho Business Corporation Act, our articles of incorporation and bylaws. After making an affirmative determination, our secretary will prepare, sign and deliver the notices for such meeting. The shareholders may suggest a time and place in their demand(s), but the board of directors will determine the time and place of any such meeting by resolution. These provisions for calling a special meeting may delay or prevent a person from bringing matters before a shareholder meeting.

     No Cumulative Voting. Our articles of incorporation do not provide for cumulative voting. This could prevent directors from being elected by a relatively small group of shareholders.

     Advance Notice Provisions. Our bylaws require that for a shareholder to nominate a director or bring other business before an annual meeting, the shareholder must give notice to our secretary not later than the close of business on the 120th day prior to the first anniversary of the date on which we first mailed proxy materials for the preceding year's annual meeting. If the date of the annual meeting is more than 30 days before or after the anniversary date of the preceding year's annual meeting, the shareholder must deliver notice no later than the close of business on the 10th day following the day on which we first publicly announce the date of such meeting.

     Our bylaws also limit business at a special meeting to the purposes stated in the notice of the special meeting.

     These advance notice provisions may delay a shareholder from bringing matters before a shareholder meeting. The provisions may provide enough time for our board of directors to begin litigation or take other steps to respond to these matters, or to prevent them from being acted upon, if our board of directors finds it necessary or desirable for any reason.

     Amendment of Articles of Incorporation. Our articles of incorporation require an 80% vote of shareholders entitled to vote in order to amend the provisions relating to the board of directors and the amendment of our articles of incorporation, unless such amendment is recommended by two-thirds of the continuing directors, as defined.

     Amendment of Bylaws. Amendment of the bylaws relating to the board of directors or advance notice provisions for shareholder meetings requires a two-thirds vote of shareholders entitled to vote or a majority vote of the board of directors.

     Preferred Share Purchase Rights. On September 10, 1998, our board of directors declared a dividend distribution of one preferred share purchase right for each share of our common stock outstanding as of October 1, 1998. Since that time, we have issued and will continue to issue one right with each additional share of common stock we issue until the rights expire, are redeemed or exchanged or become exercisable. We have authorized and reserved 1,200,000 shares of our A series preferred stock for issuance if the rights become exercisable.

     The rights become exercisable on the earlier of ten business days after a third party announces its acquisition of 20% or more of our outstanding voting stock and ten business days after a third party makes a tender offer or exchange offer to acquire 20% or more of our outstanding voting stock. Each right, when it becomes exercisable, entitles its holder, other than the third party that has acquired 20% or more of our voting stock, to purchase from us one one-hundredth of a share of our A series preferred stock at a price of $95. The value of this one one-hundredth of a share is intended to approximate the value of one share of common stock. However, when a third party has acquired, or obtained the right to acquire, 20% or more of our voting stock, a holder who exercises this right for $95 will have the right to receive the number of shares of our common stock, and/or, at our option, A series preferred stock, that have a market value of $190. Rights owned by the third party will be null and void. Also, under the following circumstances, a holder who exercises this right for $95 will have the right to receive the number of shares of common stock of an acquiring company that have a market value of $190, instead of one one-hundredth of a share of our A series preferred stock or shares of our common stock:

     o    we merge with another person and we are not the surviving entity;
     o we merge with another person and we are the surviving entity in the transaction, and our common stock is exchanged for shares of another company or cash or other property;
     o    we sell or transfer 50% or more of our assets or earning power;
     o a person who has acquired, or obtained the right to acquire, 20% or more of our outstanding voting stock engages in some types of transactions with us which benefit the person due to its ownership of our stock; or
     o the proportionate share of a person who has acquired, or obtained the right to acquire, 20% or more of our outstanding voting stock is increased by more than 1% as a result of reclassification of securities or recapitalization or other transaction.

     As a result, the rights have the effect of causing substantial dilution to a person or group that attempts to acquire us on terms our board of directors does not approve and making it significantly more expensive for that person or group to acquire control of us.

     For example, assuming the price of our common stock is $38 per share at the time of determination, each holder of our common stock will have the right to purchase for $95 the number of shares equal to $190, divided by $38, or five shares. Consequently, a shareholder would effectively obtain $190 in value for $95. Assuming there are approximately 38 million shares of our common stock outstanding, each with a right attached, holders of our common stock collectively have an aggregate value in their rights of approximately $3.6 billion. That is, regardless of the market price for our common stock, whenever the rights become exercisable, our shareholders collectively have the ability to spend $3.6 billion to acquire $7.2 billion in stock. That dilution could make it significantly more expensive for a hostile takeover to occur. The rights should not interfere with any merger or other business combination our board of directors approves since our board of directors may elect to redeem the rights at $0.01 per right until ten business days after a third party announces its acquisition of 20% or more of our outstanding voting stock. The rights expire on September 10, 2008, unless we redeem or exchange them earlier.

     We may adjust the $95 purchase price and the number of shares that may be purchased.

     The description of our preferred share purchase rights is contained in the registration statement on Form 8-A filed on September 15, 1998, as amended by amendment no. 1 on Form 8-A/A filed on October 20, 1999 and amendment no. 2 on Form 8-A/A filed on September 28, 2004, and in the Rights Agreement, dated as of September 10, 1998, between Wells Fargo Bank, N.A., as successor to The Bank of New York, as rights agent, and us.

     Idaho Control Share Acquisition Law. We are subject to the provisions of the Idaho Control Share Acquisition Law. This law is designed to protect minority shareholders in the event that a person acquires or proposes to acquire shares of voting stock giving it at least 20%, at least 33 1/3%, or more than 50% of the voting power in the election of our directors. Under this law, an acquiring person must deliver to us an information statement that includes the acquiring person's identity, its acquisition plans and its financing. The acquiring person cannot vote the shares it holds that are greater than the applicable percentages unless two-thirds of the outstanding voting stock, excluding shares owned by the acquiring person, approves of such voting power. If the acquiring person so requests and complies with other requirements, we must hold a special meeting within 55 days of receiving the information statement from the acquiring person for the shareholders to vote. If the acquiring person does not deliver the information statement, or our shareholders do not approve such voting power, we may redeem all of the acquiring person's shares that exceed the applicable percentage at their fair market value.

     Idaho Business Combination Law. We are also subject to the Idaho Business Combination Law. This law prohibits us from engaging in certain business combinations with a person who owns 10% or more of our outstanding voting stock for a three-year period after the person acquires the shares. This prohibition does not apply if our board of directors approved of the business combination or the acquisition of our shares before the person acquired 10% of the shares. After the three-year period, we could engage in a business combination with the person only if two-thirds of our outstanding voting stock, excluding shares owned by the person, approve, or the business combination meets minimum price requirements.

                                  UNDERWRITING

     We and the underwriters named below have entered into an underwriting agreement with respect to the shares being offered. Subject to certain conditions, each underwriter has severally agreed to purchase the number of shares indicated in the following table. Morgan Stanley & Co. Incorporated is acting as representative of the underwriters.


                     Underwriters                                       Number of Shares
 ------------------------------------------------                    ----------------------

Morgan Stanley & Co. Incorporated
Wachovia Capital Markets, LLC
KeyBanc Capital Markets, a division of McDonald Investments Inc.
A.G. Edwards & Sons, Inc.
D.A. Davidson & Co.


                                                                     ---------------------
  Total                                                                    3,500,000

     The underwriters are committed to take and pay for all of the shares being offered, if any are taken. However, the underwriters are not required to take or pay for the shares of common stock covered by the underwriters' over-allotment option described below.

     Shares sold by the underwriters to the public will initially be offered at the initial price to public set forth on the cover of this prospectus supplement. Any of these securities dealers may resell any shares purchased from
the underwriters to other brokers or dealers at a discount of up to $    per
share from the initial public offering price. If all the shares are not sold at the offering price, the representative may change the offering price and other selling terms.

     We have granted to the underwriters an option to purchase from us within 30 days from the date of this prospectus supplement up to an aggregate of 525,000 additional shares of common stock at the initial price to public set forth on the cover of this prospectus supplement less underwriting discounts and commissions. The underwriters may exercise this option solely to cover over-allotments, if any, made in connection with this offering. If the option is exercised, each underwriter will become obligated, subject to certain conditions, to purchase approximately the same percentage of additional shares of common stock as the number listed next to the underwriter's name in the preceding table bears to the total number of shares of common stock offered by all the underwriters. The following table presents the per share and total underwriting discounts and commissions we will pay to the underwriters assuming both no exercise and full exercise of the underwriters' option to purchase up to 525,000 additional shares:

                                      No Exercise       Full Exercise
                                   -----------------  -----------------

        Per share...............   $                  $
        Total...................   $                  $

     We estimate that the total expenses of this offering payable by us, excluding underwriting discounts and commissions, will be approximately $300,000.

     We and our Section 16 officers and directors have agreed that, without the prior written consent of Morgan Stanley & Co. Incorporated on behalf of the underwriters, we and they will not, during the period ending 90 days after the date of this prospectus supplement:

     o offer, pledge, sell, contract to sell, sell any option or contract to purchase, purchase any option or contract to sell, grant any option, right or warrant to purchase, lend or otherwise transfer or dispose of, directly or indirectly, any shares of our common stock or any securities convertible into or exercisable or exchangeable for our common stock; or

     o enter into any swap or other arrangement that transfers to another, in whole or in part, any of the economic consequences of ownership of common stock,

whether any transaction described above is to be settled by delivery of common stock or such other securities, in cash or otherwise.

     The restrictions described in the immediately preceding paragraph do not apply to:

     o    the sale of shares to the underwriters;
     o transactions relating to shares of common stock or other securities acquired in open market transactions after the completion of this offering;
     o the issuance by us of shares of common stock upon the exercise of an option or warrant or the conversion of a security outstanding on the date hereof;
     o grants of employee or director stock options or issuances of shares of our common stock to employees or directors, in each case pursuant to the terms of a plan in effect on the date hereof;
     o the sale of shares of common stock pursuant to our dividend reinvestment plan;
     o the transfer to us or the withholding by us of shares of common stock pursuant to any of our long-term incentive plans to pay taxes or other withholdings of the restricted person;
     o transfers by our Section 16 officers or directors of shares of common stock or any security convertible into common stock as a bona fide gift or for no consideration; provided each transferee signs and delivers a lock-up letter to the underwriters agreeing to the restrictions described in the immediately preceding paragraph; or
     o transfers by our Section 16 officers or directors of shares of common stock to any trust for the direct or indirect benefit of our Section 16 officers or directors or the immediate family of our Section 16 officers or directors or from any trust to a beneficiary of such trust; provided each transferee signs and delivers a lock-up letter to the underwriters agreeing to the restrictions described in the immediately preceding paragraph.

     In order to facilitate the offering of the common stock, the underwriters may engage in transactions that stabilize, maintain or otherwise affect the price of the common stock. Specifically, the underwriters may sell more shares than they are obligated to purchase under the underwriting agreement, creating a short position. A short sale is covered if the short position is no greater than the number of shares available for purchase by the underwriters under the over-allotment option. The underwriters can close out a covered short sale by exercising the over-allotment option or purchasing shares in the open market. In determining the source of shares to close out a covered short sale, the underwriters will consider, among other things, the open market price of shares compared to the price available under the over-allotment option. The underwriters may also sell shares in excess of the over-allotment option, creating a naked short position. The underwriters must close out any naked short position by purchasing shares in the open market. A naked short position is more likely to be created if the underwriters are concerned that there may be downward pressure on the price of the common stock in the open market after pricing that could adversely affect investors who purchase in the offering. The underwriters may also initiate a syndicate covering transaction by placing a bid on behalf of the underwriting syndicate or by effecting a purchase to reduce a short position created in connection with the offering. In addition, to stabilize the price of the common stock, the underwriters may bid for, and purchase, shares of our common stock in the open market. Finally, the underwriting syndicate may reclaim selling concessions allowed to an underwriter or a dealer for distributing the common stock in this offering, if the syndicate repurchases previously distributed common stock to cover syndicate short positions or to stabilize the price of the common stock. Any of these activities may stabilize or maintain the market price of the common stock above independent market levels. The underwriters are not required to engage in these activities, and may end any of these activities at any time.

     A prospectus supplement and accompanying prospectus in electronic format may be made available on the web sites maintained by one or more of the underwriters. The underwriters may agree to allocate a number of shares to underwriters for sale to their online brokerage account holders. Internet distributions will be allocated by the representative to underwriters that may make Internet distributions on the same basis as other allocations. Other than the prospectus supplement and the accompanying prospectus in electronic format, the information on any of these websites and any other information contained on a web site maintained by an underwriter or syndicate member is not part of this prospectus supplement and the accompanying prospectus. In addition, shares may be sold by the underwriters to securities dealers who resell shares to online brokerage account holders.

     We have agreed to indemnify the underwriters against certain liabilities, including liabilities under the Securities Act of 1933, as amended, or to contribute to payments the underwriters may be required to make because of any of those liabilities.

     In the ordinary course of their business, certain of the underwriters and their affiliates have provided, or may in the future provide, investment banking and other financial services to us or our subsidiaries, including underwriting, the provision of financial advice and the extension of credit. These underwriters and their affiliates have received, and may in the future receive, customary fees and commissions for their services.

     Affiliates of certain of the underwriters are currently agents and lenders under our credit facility. Specifically, Wachovia Bank, National Association, an affiliate of Wachovia Securities, Inc.; Wachovia Capital Markets, LLC, an affiliate of Wachovia Securities, Inc.; and KeyBanc National Association, an affiliate of KeyBanc Capital Markets, a division of McDonald Investments Inc. are lenders, agents or arrangers under our credit facility. The underwriters and their affiliates perform various other financial advisory, investment banking and commercial banking services for us and our affiliates from time to time, for which they have received customary fees.

     From time to time an affiliate of Morgan Stanley & Co. Incorporated engages in energy trading transactions in which it sells energy to, or purchases energy from, Idaho Power Company.

                       WHERE YOU CAN FIND MORE INFORMATION

     We file annual, quarterly and special reports, proxy statements and other information with the Securities and Exchange Commission. Our Securities and Exchange Commission filings are available to the public from the Securities and Exchange Commission's web site at http://www.sec.gov. You may also read and copy any document we file at the Securities and Exchange Commission's public reference room in Washington, D.C. located at 450 Fifth Street, N.W., Washington D.C. 20549. Please call the Securities and Exchange Commission at 1-800-SEC-0330 for further information on the public reference room. Our common stock is listed and traded on the New York Stock Exchange and the Pacific Exchange. You may also inspect the information we file with the Securities and Exchange Commission at the New York Stock Exchange's offices at 20 Broad Street, New York, New York 10005. Information about us is also available at our web site at http://www.idacorpinc.com. However, the information on our web site is not a part of this prospectus supplement or the accompanying prospectus.


                      INFORMATION INCORPORATED BY REFERENCE

     The Securities and Exchange Commission allows us to incorporate by reference the information we file with it, which means that we can disclose important information to you by referring to those documents. The information incorporated by reference is an important part of this prospectus supplement and the accompanying prospectus, and information that we file later with the Securities and Exchange Commission will automatically update and supersede this information. We incorporate by reference the following documents that we filed with the Securities and Exchange Commission (SEC file number 1-14465):

     o Annual Report on Form 10-K for the year ended December 31, 2003, filed on March 4, 2004.
     o Quarterly Reports on Form 10-Q for the quarters ended March 31, 2004, June 30, 2004 and September 30, 2004, filed on May 6, 2004, August 5, 2004 and November 4, 2004, respectively.
     o Current Reports on Form 8-K filed on March 22, 2004, April 1, 2004, April 13, 2004, May 19, 2004, May 26, 2004, May 27, 2004, June 9,
          2004, June 16, 2004, June 23, 2004, July 14, 2004, July 16, 2004, July
          30, 2004, August 12, 2004, August 18, 2004, September 3, 2004,
          September 30, 2004, November 30, 2004 and December 6, 2004.
     o Description of our common stock contained in the registration statement on Form 8-A, dated and filed on October 20, 1999, as amended by amendment no. 1 on Form 8-A/A, dated and filed on September 28, 2004.
     o Description of our preferred share purchase rights contained in the registration statement on Form 8-A, dated and filed on September 15, 1998, as amended by amendment no. 1 on Form 8-A/A, dated and filed on October 20, 1999 and amendment no. 2 on Form 8-A/A, dated and filed on September 28, 2004.
     o All documents we file under Section 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, as amended, after the date of this prospectus supplement and before we terminate the offering.

     We will provide to each person, including any beneficial owner, to whom this prospectus supplement and the accompanying prospectus is delivered, a copy of any or all of the information that has been incorporated by reference in this prospectus supplement and the accompanying prospectus but not delivered with this prospectus supplement and the accompanying prospectus. You may obtain a copy of any of these documents at no cost, by written or oral request to us at the following address:

                               Shareowner Services
                                  IDACORP, Inc.
                              1221 W. Idaho Street
                                 Boise, ID 83702
                            Telephone (208) 388-2200

                                  LEGAL MATTERS

     Thomas R. Saldin, our Senior Vice President, General Counsel and Secretary, and LeBoeuf, Lamb, Greene & MacRae, L.L.P., New York, New York, a limited liability partnership including professional corporations, will pass upon the validity of the common stock and other legal matters for us. Sullivan & Cromwell LLP, New York, New York, will pass upon the validity of the common stock and other legal matters for the underwriters. LeBoeuf, Lamb, Greene & MacRae, L.L.P. and Sullivan & Cromwell LLP may, for matters governed by the laws of Idaho, rely upon the opinion of Mr. Saldin.

                                     EXPERTS

     The consolidated financial statements as of December 31, 2003 and 2002, and for each of the three years in the period ended December 31, 2003 and the related consolidated financial statement schedule incorporated in this prospectus supplement by reference from our Annual Report on Form 10-K for the year ended December 31, 2003 have been audited by Deloitte & Touche LLP, an independent registered public accounting firm, as stated in their report, which is incorporated herein by reference, which report expresses an unqualified opinion and includes an explanatory paragraph referring to the 2002 change in the method of accounting for goodwill and the 2003 change in the method of accounting and presentation of asset retirement obligations, and have been so incorporated in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.

     With respect to the unaudited interim financial information for the periods ended March 31, 2004 and 2003, June 30, 2004 and 2003 and September 30, 2004 and 2003 which is incorporated herein by reference, Deloitte & Touche LLP have applied limited procedures in accordance with standards of the Public Company Accounting Oversight Board (United States) for a review of such information. However, as stated in their reports, included in our quarterly reports on Form 10-Q for the quarters ended March 31, 2004, June 30, 2004 and September 30, 2004 and incorporated by reference herein, they did not audit and they do not express an opinion on that interim financial information. Accordingly, the degree of reliance on their reports on such information should be restricted in light of the limited nature of the review procedures applied. Deloitte & Touche LLP is not subject to the liability provisions of Section 11 of the Securities Act of 1933, as amended, for their reports on the unaudited interim financial information because those reports are not "reports" or a "part" of the registration statement prepared or certified by an accountant within the meaning of Sections 7 and 11 of the Securities Act of 1933, as amended.
                            _______________________

PROSPECTUS
----------
                                  $500,000,000
                                  IDACORP, Inc.
                                  Common Stock
                             Senior Debt Securities
                               Purchase Contracts
                                      Units
                                   ___________

     We may offer from time to time, in one or more series:

     o    our common stock

     o    our unsecured senior debt securities

     o    our purchase contracts

     o units consisting of any combination of the securities offered in this prospectus

     We may offer these securities in any combination in one or more offerings up to a total amount of $500,000,000. This prospectus provides you with a general description of the securities we may offer. Each time we sell securities, we will provide a prospectus supplement that will contain specific information about the terms of that offering. The prospectus supplement may also add, update or change information contained in this prospectus. You should read this prospectus and any supplements carefully before you invest.

     We may offer these securities directly or through underwriters, agents or dealers, as described in the "Plan of Distribution". The supplements to this prospectus will describe the terms of any particular plan of distribution, including any underwriting arrangements.

     Our principal executive offices are located at 1221 West Idaho Street, Boise, Idaho 83702-5627, and our telephone number is (208) 388-2200.

                                ________________

     Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.




                  The date of this prospectus is March 6, 2002.

                                  ABOUT IDACORP

     We are a successor registrant to, and a holding company owning all of the outstanding common stock of, Idaho Power Company. In 1998, we exchanged one share of our common stock for each share of Idaho Power Company's common stock, and Idaho Power Company became our wholly-owned subsidiary.

     Idaho Power Company is an electric public utility incorporated under the laws of the state of Idaho in 1989 as successor to a Maine corporation organized in 1915. Idaho Power Company's service territory covers over 20,000 square miles, primarily in southern Idaho and eastern Oregon, with an estimated population of 814,000. Idaho Power Company holds franchises in approximately 72 cities in Idaho and 10 cities in Oregon and holds certificates from the respective public utility regulatory authorities to serve all or a portion of 28 counties in Idaho and three counties in Oregon.

     Idaho Power Company owns and operates 17 hydroelectric power plants and one gas-fired generating plant and shares ownership in three coal-fired generating plants. Idaho Power Company relies heavily on hydroelectric power for its generating needs and is one of the nation's few investor-owned utilities with a predominantly hydro base.

     We are also the parent company of IDACORP Energy, L.P., an energy and natural gas marketer, doing business in 31 states and two Canadian provinces. Our other operating subsidiaries include:

     o Ida-West Energy - independent power projects development and management

     o    IdaTech - developer of integrated fuel cell systems

     o IDACORP Financial Services - affordable housing and other real estate investments

     o    Velocitus - commercial and residential Internet service provider

     o    IDACOMM - provider of telecommunications services

     Our principal executive offices are located at 1221 West Idaho Street, Boise, Idaho 83702-5627, and our telephone number is 208-388-2200.



                           FORWARD-LOOKING INFORMATION

     In connection with the safe harbor provisions of the Private Securities Litigation Reform Act of 1995, we are hereby filing cautionary statements. These cautionary statements identify important factors that could cause our actual results to differ materially from those projected in forward-looking statements made or incorporated by reference in this prospectus or any prospectus supplement, in presentations, in response to questions or otherwise. Any statements that express, or involve discussions as to, expectations, beliefs, plans, objectives, assumptions or future events or performance are not statements of historical facts and may be forward-looking. These statements often, but not always, use words or phrases such as "anticipates", "believes", "estimates", "expects", "intends", "plans", "predicts", "projects", "will likely result", "will continue" or similar expressions. Forward-looking statements involve estimates, assumptions and uncertainties and are qualified in their entirety by reference to, and are accompanied by, the following important factors. These factors are difficult to predict, contain uncertainties, are beyond our control and may cause actual results to differ materially from those contained in forward-looking statements:

     o prevailing governmental policies and regulatory actions, including those of the Federal Energy Regulatory Commission, the Idaho Public Utilities Commission, the Oregon Public Utility Commission, and the Public Utilities Commission of Nevada, with respect to allowed rates of return, industry and rate structure, acquisition and disposal of assets and facilities, operations and construction of plant facilities, recovery of purchased power and other capital investments, and present or prospective wholesale and retail competition, including but not limited to retail wheeling and transmission costs

     o    the current energy situation in the western United States

     o economic and geographic factors, including political and economic risks

     o changes in and compliance with environmental and safety laws and policies

     o    weather conditions

     o    population growth rates and demographic patterns

     o    competition for retail and wholesale customers

     o    pricing and transportation of commodities

     o    market demand, including structural market changes

     o    changes in tax rates or policies or in rates of inflation

     o    changes in project costs

     o    unanticipated changes in operating expenses and capital expenditures

     o    capital market conditions

     o    competition for new energy development opportunities

     o legal and administrative proceedings, whether civil or criminal, and settlements that influence our business and profitability

     Any forward-looking statement speaks only as of the date on which we make the statement. New factors emerge from time to time; we cannot predict all factors or assess the impact of all factors on our business, or the extent to which any factor, or combination of factors, may cause results to differ materially from those contained in any forward-looking statement.



                           DESCRIPTION OF COMMON STOCK

     The following description of our common stock is not complete, and we refer you to our articles of incorporation, as amended, our amended bylaws and our rights agreement, each of which is on file with the Securities and Exchange Commission and which we have incorporated by reference in this prospectus. We also refer you to the laws of the state of Idaho. The prospectus supplement relating to any offering of common stock will describe the number of shares offered and the initial offering price of those shares.

     Our articles of incorporation authorize us to issue 120,000,000 shares of common stock, without par value, and 20,000,000 shares of preferred stock, without par value. As of January 31, 2002, there were 37,495,577 shares of common stock outstanding. Each outstanding share of our common stock currently has attached to it one right issued pursuant to our rights agreement, which we describe below under "Certain Matters that May Have an Anti-Takeover Effect -- Preferred Share Purchase Rights".

     Dividend Rights. Subject to the prior rights of the preferred stock, holders of our common stock are entitled to receive any dividends our board of directors may declare on the common stock. The board of directors may declare dividends from any property legally available for this purpose.

     Voting Rights. The common stock has one vote per share. The holders of our common stock are entitled to vote on all matters to be voted on by shareholders. The holders of our common stock are not entitled to cumulative voting in the election of directors.

     Liquidation Rights. Subject to the prior rights of the preferred stock, if we liquidate, dissolve or wind up, whether this is voluntary or not, the holders of the common stock will be entitled to receive any net assets available for distribution to shareholders.

     Other Rights. The common stock is not liable to further calls or assessment. The holders of our common stock are not entitled to subscribe for or purchase additional shares of our capital stock. Our common stock is not subject to redemption and does not have any conversion or sinking fund provisions.

     Transfer Agents and Registrars. We and Wells Fargo Bank will serve as both transfer agent and registrar for the common stock.

Certain Matters that May Have an Anti-Takeover Effect

     The ability of the board to issue preferred stock without further shareholder action and other provisions of our articles of incorporation and bylaws may discourage transactions aimed at obtaining control of IDACORP.

     Preferred Stock. Our board of directors has the authority, without further action by shareholders, to issue up to 20,000,000 shares of preferred stock in one or more series. The board of directors has the authority to determine the terms of each series of preferred stock, within the limits of the articles of incorporation and the laws of the state of Idaho. These terms include the number of shares in a series, dividend rights, liquidation preferences, terms of redemption, conversion rights and voting rights.

     If we issue preferred stock, it may negatively affect the holders of our common stock. These possible negative effects include diluting the voting power of shares of our common stock and affecting the market price of our common stock. In addition, the ability of our board of directors to issue preferred stock may delay or prevent a change in control of IDACORP.

     Although there are no shares of preferred stock currently outstanding, we have reserved 1,200,000 shares of A series preferred stock for issuance in connection with our shareholder rights plan. The Series A preferred stock, if issued, will have voting rights.

     Classified Board. We have divided the members of our board of directors into three classes. The number of directors in each class is as nearly equal as possible. Directors in each class are elected for a three-year term.

     This classification of the board of directors may prevent shareholders from changing the membership of the entire board of directors in a relatively short period of time. At least two annual meetings, instead of one, generally will be required to change the majority of directors. The classified board provisions could have the effect of prolonging the time required for a shareholder with significant voting power to gain majority representation on the board of directors. Where majority or supermajority board of directors approval is necessary for a transaction, such as an interested shareholder business combination, the inability to immediately gain majority representation on the board of directors could discourage takeovers and tender offers.

     Number of Directors, Vacancies, Removal of Directors. Our bylaws provide that the board of directors will have at least 9 and at most 15 directors. The size of the board may be changed by a two-thirds vote of shareholders entitled to vote, or by a majority vote of the board of directors. A majority of the board decides the exact number of directors at a given time. The board fills any new directorships it creates and any vacancies.

     Directors may be removed by the shareholders only for cause and only if at least two-thirds of the shares of our outstanding voting stock approve the removal.

     These provisions may delay or prevent a shareholder from gaining control of the board.

     No Cumulative Voting. The articles of incorporation do not provide for cumulative voting. This could prevent directors from being elected by a relatively small group of shareholders.

     Advance Notice Provisions. The bylaws require that for a shareholder to nominate a director or bring other business before an annual meeting, the shareholder must give notice not earlier than 90 days and not later than 60 days prior to the first anniversary of the preceding year's annual meeting.

     The bylaws also limit business at a special meeting to the purposes stated in the notice of the special meeting.

     These advance notice provisions may delay a person from bringing matters before a shareholder meeting. The provisions may provide enough time for us to begin litigation or take other steps to respond to these matters, or to prevent them from being acted upon, if we find it desirable.

     Amendment of Articles of Incorporation. Our articles of incorporation require an 80% vote of shareholders entitled to vote in order to amend certain provisions, including provisions relating to the board of directors, unless the amendment is recommended by two-thirds of the continuing directors, as defined.

     Amendment of Bylaws. Amendment of our bylaws relating to the board of directors or advance notice provisions for shareholder meetings requires a two-thirds vote of shareholders entitled to vote or a majority vote of the board of directors.

     Preferred Share Purchase Rights. On September 10, 1998, our board of directors declared a dividend distribution of one preferred share purchase right for each share of our common stock outstanding as of October 1, 1998. We will issue one right with each share of common stock we issue until the rights expire, are redeemed or exchanged or become exercisable. We have authorized and reserved 1,200,000 shares of our A series preferred stock for issuance if the rights become exercisable. The rights expire on September 10, 2008, unless we redeem or exchange them earlier.

     The rights may be exercised on the earlier of:

     o 10 business days after a public announcement that a person has acquired, or obtained the right to acquire, 20% or more of our outstanding voting stock, and

     o 10 business days after a person makes a tender offer or exchange offer which would result in the person acquiring, or obtaining the right to acquire, 20% or more of our outstanding voting stock.

     When a person has acquired, or obtained the right to acquire, 20% or more of our voting stock, each holder of a right who exercises his right for $95 will have the right to receive the number of shares of our common stock, or, at our option, A series preferred stock, that have a market value of $190. However, rights owned by a person who has acquired, or obtained the right to acquire, 20% or more of our outstanding voting stock will be null and void.

     Under certain circumstances, each holder of a right who exercises his right for $95 will have the right to receive the number of shares of common stock of an acquiring company that have a market value of $190. These circumstances are if:

     o    we merge with another person and we are not the surviving entity,

     o we merge with another person and we are the surviving entity in the transaction, and our common stock is exchanged for shares of another company or cash or other property,

     o    we sell or transfer 50% or more of our assets or earning power, or

     o a person who has acquired, or obtained the right to acquire, 20% or more of our outstanding voting stock engages in some types of transactions with us which benefit the person due to its ownership of our stock.

     This right to receive shares of common stock of the acquiring company replaces the right to receive shares of our A series preferred stock. However, rights owned by a person who has acquired, or obtained the right to acquire, 20% or more of our outstanding voting stock will be null and void.

     We may adjust the purchase price that a holder must pay to exercise his right and the number of shares of stock that are issuable when a right is exercised to prevent the rights from being diluted. However, we are only required to make adjustments at the earlier of

     o three years after the event that made the adjustment necessary occurred, and

     o after a cumulative adjustment of at least 1% in the purchase price is needed.

     Except for multiples of one one-hundredth of a share of the A series preferred stock, we will not issue fractional shares. Instead, we will make cash payments based on the market value of the A series preferred stock.

     Our board of directors may exchange the rights, in whole but not in part, at any time after a public announcement that a person has acquired, or obtained the right to acquire, 20% or more of our outstanding voting stock, but before the person acquires, or obtains the right to acquire, 50% or more of our outstanding voting stock. Each of the rights may be exchanged for one share of our common stock, or, if there are not enough shares of common stock available, for cash or securities having the same market value as one share of our common stock. The rights owned by a person who has acquired, or obtained the right to acquire, 20% or more of our outstanding voting stock will be null and void and will not be exchanged.

     Our board of directors may instead decide to redeem the rights, in whole but not in part, for $.01 per right. The board may do this at any time before 5:00 p.m., New York City time, on the tenth business day after a public announcement that a person has acquired, or obtained the right to acquire, 20% or more of our outstanding voting stock. In that case, the holders of the rights will have only the right to receive $.01 per right.

     Idaho Control Share Acquisition Law. We are subject to the provisions of the Idaho Control Share Acquisition Law. This law is designed to protect minority shareholders in the event that a person acquires or proposes to acquire shares of voting stock giving it certain percentages of the voting power in the election of our directors. These percentages range from 20% to more than 50%, depending on the circumstances. Under this law, an acquiring person must deliver to us an information statement that includes the acquiring person's identity, its acquisition plans and its financing. The acquiring person cannot vote the shares it holds that are greater than the applicable percentages unless two-thirds of the outstanding voting stock, excluding shares owned by the acquiring person, approves of such voting power. If the acquiring person so requests and complies with other requirements, we must hold a special meeting within 55 days of receiving the information statement from the acquiring person for the shareholders to vote. If the acquiring person does not deliver the information statement, or our shareholders do not approve such voting power, we may redeem all of the acquiring person's shares that exceed the applicable percentage at their fair market value.

     Idaho Business Combination Law. We are also subject to the Idaho Business Combination Law. This law prohibits us from engaging in certain business combinations with a person who owns 10% or more of our outstanding voting stock for a three-year period after the person acquires the shares. This prohibition does not apply if our board of directors approved of the business combination or the acquisition of our shares before the person acquired 10% of the shares. After the three-year period, we could engage in a business combination with the person only if two-thirds of our outstanding voting stock, excluding shares owned by the person, approve, or the business combination meets minimum price requirements.



                    DESCRIPTION OF THE SENIOR DEBT SECURITIES

     We will issue the debt securities offered in this prospectus under our senior debt securities indenture, dated as of February 1, 2001. Bankers Trust Company is the trustee under the indenture. We may amend and supplement this indenture and will supplement it by one or more supplemental indentures relating to these debt securities.

     This section briefly summarizes certain of the provisions of the indenture and uses some terms that are not defined in this prospectus but that are defined in the indenture. This summary is not complete. The indenture is on file with the Securities and Exchange Commission, and we have incorporated it by reference in this prospectus. You should read the indenture for a complete understanding of its provisions and for the definition of some terms used in this summary. In this summary, we have included references to section numbers of the indenture so that you can easily locate these provisions.

     The debt securities that we may issue under this indenture will be unsecured. The indenture does not limit the amount of debt securities that we may issue and it does not restrict the amount or type of other debt that we or our subsidiaries may issue or contain any other provisions that would afford holders of the debt securities protection in the event of a highly leveraged transaction. We may use other indentures or documentation containing provisions different from those included in the indenture under which we are offering these debt securities in connection with future issues of debt securities.

     We are a holding company whose primary source of funds is cash received from our subsidiaries in the form of dividends or other intercompany transfers. If any of our subsidiaries liquidate or reorganize, the claims of the subsidiary's creditors to the proceeds will be prior to the claims of our creditors, except to the extent we are a creditor of the subsidiaries. As a result, all of our debt securities will be effectively subordinated to all existing and future obligations of our subsidiaries. As of December 31, 2001, our subsidiaries' obligations equaled $879 million in the aggregate, including $627 million of Idaho Power Company's first mortgage bonds. We expect that our subsidiaries will continue to incur additional obligations from time to time.

     The debt securities that we are offering in this prospectus will rank equal in right of payment to our other unsecured indebtedness that is outstanding now or that we may issue in the future, except for any indebtedness that, by its terms, is subordinate to these debt securities.

     We will issue debt securities in series. Each series of debt securities may have different terms and, in some cases, debt securities of the same series may have different terms. The prospectus supplement relating to a particular series of debt securities will contain the following information about those debt securities to the extent applicable:

     o    the title of the series

     o    any limit on the aggregate principal amount of the series

     o the date or dates on which we will issue the debt securities of that series and on which we will pay the principal amount and any premium

     o the rate or rates at which the debt securities of that series will bear interest, or how we will determine the rate or rates

     o    the date or dates from which interest will accrue

     o the dates on which we will pay interest on the debt securities of that series and the regular record dates for the interest payment dates

     o the place or places where we will pay the principal of, premium, if any, and interest, if different from those we describe in this prospectus

     o any redemption terms, including mandatory redemption through a sinking fund or otherwise, redemption at our option and redemption at the option of the holder

     o whether any debt securities of that series will be issued as original discount securities and the amount of the discount

     o any events of default, interest rates payable upon an event of default, or restrictive covenants if other than set forth in this prospectus

     o the denominations in which we will issue the debt securities of that series, if other than denominations of $1,000 and any integral multiple of $1,000

     o the provisions for the satisfaction and discharge of the indenture if different from those we describe in this prospectus

     o    any other terms of the debt securities of the series

     Form and Exchange. Unless we state otherwise in the prospectus supplement:

     o we will issue the debt securities in fully registered form without coupons

     o a holder of debt securities may exchange debt securities, without charge, for an equal aggregate principal amount of debt securities of the same series, having the same issue date and with identical terms and provisions

     o a holder of debt securities may transfer debt securities, without charge, other than applicable stamp taxes or other governmental charges

Indenture, Section 3.1

     Unless we state otherwise in the prospectus supplement, we will issue the debt securities in fully registered form in denominations of $1,000 or in any larger amount equally divisible by $1,000. Indenture, Section 3.2

     Unless we state otherwise in the prospectus supplement, the transfer of debt securities may be registered and exchanged at the corporate trust office of the trustee, in New York, New York, as security registrar. We may change the place and designate one or more additional places for registration of transfer and exchange but we are required to maintain an office or agency in New York, New York for that purpose.

     We are not required to execute or to provide for the registration of transfer or exchange of any debt security

     o during a period of 15 days prior to giving any notice of redemption with respect to that debt security, or

     o that has been selected for redemption in whole or in part, except the unredeemed portion of any debt security being redeemed in part.

Indenture, Sections 3.6 and 4.2

     We may issue all or some of the debt securities in book-entry form, which means that global notes, not certificates, will represent the debt securities. If we issue global notes representing any debt securities, then a depository that we select will keep a record of the beneficial interests in the global notes and record any transfers of beneficial interests. The global notes will be registered in the name of the depository and the depository will be considered the sole owner of the debt securities represented by the global notes for all purposes of the indenture.

     We will describe any additional requirements as to the form and method of exchange of debt securities in the prospectus supplement. Indenture, Sections
2.4 and 3.1

     Payment of Interest. Unless we state otherwise in the prospectus supplement, we will pay interest on each debt security to the person in whose name the debt security is registered as of the close of business on the regular record date for that interest payment date. If we have defaulted in the payment of interest on any debt security, we may pay the defaulted interest to the holder of the debt security as of the close of business on a special record date that is not less than 10 days prior to the date we propose to pay the defaulted interest. Notice of the special record date will be given by mail at least 15 days before the special record date. We may also pay defaulted interest in any other lawful manner permitted by requirements of any securities exchange on which the debt security may be listed, if the trustee deems that manner of payment practicable. Indenture, Section 3.8

     Unless we state otherwise in the prospectus supplement, we will pay the principal of and premium, if any, and interest at maturity at the corporate trust office of the trustee, in New York, New York, as our paying agent. We may change the place of payment. We may appoint one or more additional paying agents and may remove any paying agent, all at our discretion. Indenture, Section 4.2

     If we deposit money with the paying agent to pay any amounts due on the debt securities and the holder does not claim the money within two years, the paying agent will return the money to us and we will be responsible for paying the holder. Indenture, Section 12.5

     Events of Default. The following are events of default with respect to any series of debt securities:

     o failure to pay the principal of, or premium, if any, on, any debt security of that series when due and payable at maturity and upon redemption, and the time for payment has not been extended or deferred

     o failure to pay interest on any debt security of that series when due and our failure continues for 30 days, and the time for payment has not been extended or deferred

     o failure to make a sinking fund payment when due with respect to debt securities of that series

     o failure to observe or perform any other covenant, warranty or agreement contained in the debt securities of that series or in the indenture, except for a covenant, agreement or warranty included in the indenture solely for the benefit of another series of debt securities, and our failure continues for 60 days after we have received written notice from the trustee or holders of at least 25% in aggregate principal amount of the outstanding debt securities of that series

     o certain events relating to our bankruptcy, insolvency or reorganization

     o any other event of default with respect to debt securities of that series specified in the applicable prospectus supplement

Indenture, Section 6.1

     An event of default with respect to the debt securities of any series does not necessarily constitute an event of default with respect to any other series of debt securities issued under the indenture. Unless we cure the default, the trustee is required to notify you of any default known to it within 90 days after the default has occurred. Except in the case of a payment default, the trustee may withhold notice if it considers such withholding to be in the interest of the holders. Indenture Section 6.11.

     If an event of default with respect to debt securities of any series, other than due to events of bankruptcy, insolvency or reorganization, occurs and is continuing, the trustee or the holders of at least 25% in aggregate principal amount of the outstanding debt securities of that series or, in the case of certain defaults that affect all series then outstanding, the holders of at least 25% in aggregate principal amount of all debt securities outstanding acting as a single class, by notice in writing to us, and to the trustee if given by the holders, may declare the unpaid principal of and accrued interest to the date of acceleration on all the outstanding debt securities of that series to be due and payable immediately. The holders of a majority of the principal amount of the outstanding debt securities of that series or, in the case of certain defaults that affect all series then outstanding, the holders of a majority in aggregate principal amount of all debt securities outstanding acting as a single class, upon the conditions provided in the indenture, including the requirement that we have paid all the principal and interest that has become due on that series other than by reason of acceleration, may rescind an acceleration and its consequences with respect to that series.

     If an event of default occurs due to bankruptcy, insolvency or reorganization, all unpaid principal of and accrued interest on the outstanding debt securities of all series will become immediately due and payable without any declaration or other act on the part of the trustee or any holder. Indenture, Section 6.1.

     The holders of a majority in principal amount of the outstanding debt securities of any series will have the right to direct the time, method and place of conducting any proceeding for any remedy available to the trustee, or exercising any trust or power conferred on the trustee, with respect to the debt securities of that series. Indenture, Section 6.9

     Subject to the provisions of the indenture relating to the duties of the trustee, if an event of default shall occur and be continuing, the trustee will be under no obligation to exercise any of its rights or powers under the indenture at the request or direction of any of the holders, unless the holders have offered to the trustee reasonable indemnity. Indenture, Section 7.2

     The indenture provides that we must periodically file statements with the trustee regarding compliance by us with all conditions and covenants contained in the indenture. Indenture, Section 4.6.

     Redemption. We will describe any terms for the optional or mandatory redemption of a particular series of debt securities in the applicable prospectus supplement. In order to exercise our right to redeem a debt security, we must give the holder notice by mail at least 30 days prior to the date fixed for redemption. If we want to redeem fewer than all the debt securities of a series, the trustee will choose the particular debt securities to be redeemed by lot or by another method described in the applicable prospectus supplement. Indenture, Article Fourteen

     Consolidation, Merger or Sale. The indenture provides that we will not consolidate with, merge with or into any person, or sell, all or substantially all of our assets, unless:

     o the successor corporation, if we are not the survivor, expressly assumes in writing all of our obligations under the outstanding debt securities and the indenture,

     o immediately before and after giving effect to the transaction, no event of default shall have occurred and be continuing, and

     o we deliver to the trustee an officer's certificate and an opinion of counsel stating that the transaction and the supplemental indenture comply with the indenture.

Indenture, Article Eleven

     Modification of Indenture. We may modify the indenture, without notice to or the consent of any holders of debt securities, with respect to certain matters that do not materially adversely affect the holders of any debt securities. Indenture, Section 10.1

     In addition, we may modify certain of our rights and obligations and the rights of holders of the debt securities with the consent of the holders of not less than a majority in aggregate principal amount of the outstanding debt securities affected by the modification, voting as one class. Indenture, Section 10.2

     No amendment or modification may, without the consent of each holder of any outstanding debt security affected:

     o    change the stated maturity of any debt security

     o reduce the principal amount of or the amount of any premium on, or reduce the rate of interest on, or extend the time for payment or change the method of calculating interest on, any debt security, or extend the time for payment of those amounts, reduce the amount payable on redemption, or reduce the amount of principal of an original issue discount security that would be due and payable upon acceleration of maturity

     o impair the right to institute suit for the enforcement of any payment with respect to any debt security

     o reduce the percentage in principal amount of outstanding debt securities of any series necessary to modify or amend the indenture, or to waive compliance with certain provisions of the indenture or defaults or events of default and their consequences

     o    subordinate any debt securities to any other of our indebtedness

Indenture, Section 10.2

     Waiver. The holders of not less than a majority in aggregate principal amount of the outstanding debt securities of any series may waive any default or event of default with respect to that series, except if certain defaults relate to all series of outstanding debt securities, the holders of not less than a majority in aggregate principal amount of all outstanding debt securities voting as one class may waive the default. Payment and bankruptcy defaults and defaults with respect to a provision that cannot be modified or amended without the consent of the holder of each debt security affected may not be waived in this manner. Indenture, Section 6.10

     Defeasance. Unless we state otherwise in the prospectus supplement relating to the debt securities of a particular series, the indenture provides that we shall be discharged from our obligations under the indenture with respect to any series of debt securities at any time prior to the maturity date or redemption of that series when

     o    we have irrevocably deposited with the trustee, in trust,

          o sufficient funds to pay the principal of and premium, if any, and interest to the maturity date or redemption of, the debt securities of that series, or

          o an amount of direct obligations of, or obligations guaranteed by, the United States government as will be sufficient to pay when due the principal of, and premium, if any, and interest to the maturity date or redemption of, the debt securities of that series, and

     o we have paid all other sums payable with respect to the debt securities of that series.

     Upon the discharge of the indenture with respect to a particular series, the holders of debt securities of that series shall no longer be entitled to the benefits of the indenture, except for purposes of registration of transfer, exchange and replacement of lost, stolen or mutilated debt securities. Indenture, Section 12.1 and 12.3

     Concerning the Trustee. We and our affiliates may conduct banking transactions with the trustee in the normal course of business.



               DESCRIPTION OF THE PURCHASE CONTRACTS AND THE UNITS

     We may issue purchase contracts, including contracts obligating holders to purchase and us to sell a specified number of shares of our common stock at a future date or dates. The price per share of our common stock and the number of shares of our common stock may be fixed at the time the purchase contracts are issued or may be determined through a specific formula set forth in the purchase contracts. We may issue the purchase contracts separately or as a part of units. A unit may consist of a purchase contract and our debt securities or debt obligations of third parties, including U.S. Treasury securities, that may secure the holders' obligations to purchase our common stock under the purchase contracts. The purchase contracts may require us to make periodic payments to the unit holders or vice versa, and these payments may be unsecured or prefunded on some basis. The purchase contracts may require holders to secure their obligations under the purchase contracts in a specified manner.

     The prospectus supplement relating to any particular offered purchase contracts and/or units will describe the specific terms of the purchase contracts and/or units, which may be in addition to or different from the general terms summarized above in this section. When evaluating the purchase contracts and/or units, you should read the specific description in the prospectus supplement, including material United States federal income tax considerations applicable to the purchase contracts and/or units. In addition, the forms of the purchase contracts and the units will be filed as exhibits to or incorporated by reference in the registration statement.



                      RATIOS OF EARNINGS TO FIXED CHARGES

                                                                                                   Twelve Months
                                                                                                  Ended September
                                                     Twelve Months Ended December 31,                   30,
                                                -------------------------------------------     --------------------
                                                 1996     1997     1998     1999     2000              2001
                                                 ----     ----     ----     ----     ----              ----
Ratio of Earnings to Fixed Charges............   2.90     2.86     2.85     2.89     3.82              3.39
Supplemental Ratio of Earnings to Fixed
     Charges(1)...............................   2.83     2.80     2.79     2.83     3.72              3.34
__________________
 (1) Includes fixed charges related to the guaranty of the American Falls Reservoir District bonds and of the
     Milner Dam Inc. notes.


                                 USE OF PROCEEDS

     Unless we state otherwise in the prospectus supplement, we will add the net proceeds from the sale of the securities to our general funds. We may use our general funds for any of the following purposes:

     o    to invest in, or make loans to, our subsidiaries

     o    to repay other indebtedness

     o    to pay for acquisitions

     If we do not use the proceeds immediately, we may temporarily invest them in short-term instruments.



                              PLAN OF DISTRIBUTION

     We may sell the securities:

     o    through underwriters or dealers

     o    through agents

     o    directly to a limited number of purchasers or to a single purchaser

     Through Underwriters or Dealers. If we use underwriters in the sale, the underwriters will buy the securities for their own account. The underwriters may resell the securities in one or more transactions, including negotiated transactions, at a fixed public offering price or at varying prices determined at the time of the sale. The underwriters may sell the securities directly or through underwriting syndicates that managing underwriters represent. Unless we state otherwise in the prospectus supplement, the obligations of the underwriters to purchase the securities will be subject to certain conditions, and the underwriters will be obligated to purchase all of the securities if they purchase any of them.

     If we use a dealer in the sale, we will sell those securities to the dealer as principal. The dealer may then resell the securities to the public at varying prices determined at the time of resale.

     Any initial public offering price and any discounts or concessions allowed or reallowed or paid to dealers may be changed from time to time.

     Through Agents. We may from time to time designate one or more agents to sell the securities. Unless we state otherwise in the prospectus supplement, any agent will agree to use its best efforts to solicit purchases for the period of its appointment.

     Directly. We may sell the securities directly to one or more purchasers. In this case, there will be no underwriters or agents.

     General Information.

     The prospectus supplement will state:

     o    the names of any underwriters, dealers or agents

     o    the terms of the securities offered

     o the purchase price of the securities and the proceeds we will receive from the sale

     o    any initial public offering price

     o any underwriting discounts and other items constituting underwriters' compensation

     o    any discounts or concessions allowed or reallowed or paid to dealers

     We may authorize agents, underwriters or dealers to solicit offers from certain institutions. We may sell the securities to these institutions for delayed delivery at a specified date in the future. At that time, they will pay the public offering price on the terms we describe in the prospectus supplement.

     We may agree to indemnify underwriters, dealers and agents against certain civil liabilities, including liabilities under the Securities Act of 1933.



                       WHERE YOU CAN FIND MORE INFORMATION

     We file annual and quarterly reports, proxy statements and other information with the Securities and Exchange Commission. You may read and copy these reports at any of the facilities of the Securities and Exchange Commission listed below:


Public Reference Facilities      Regional Office             Regional Office
---------------------------      ---------------             ---------------
450 Fifth Street, N.W.       175 W. Jackson Boulevard    The Woolworth Building
Washington, DC  20549        Suite 900                   233 Broadway
                             Chicago, IL 60604           New York, NY  10279

     You may obtain copies of our filed reports from the SEC upon payment of a duplicating fee. Please call the SEC at 1-800-SEC-0330 for further information on the public reference facilities. The SEC maintains an Internet site that contains reports, proxy and information statements and other information about issuers that file automatically. The address of that site is http://www.sec.gov.

     This prospectus is part of a registration statement that we filed with the SEC. This prospectus does not contain all information in, or exhibits to, the registration statement. You may inspect the registration statement and exhibits without charge at the SEC's office, 450 Fifth Street, N.W., Washington, D.C. 20549, and you may obtain copies upon payment of a duplicating fee.



                      INFORMATION INCORPORATED BY REFERENCE

     The SEC allows us to incorporate by reference the information we file with it, which means that we can disclose important information to you by referring to those documents. The information incorporated by reference is an important part of this prospectus, and information that we file later with the SEC will automatically update and supersede this information. We incorporate by reference the following documents that we filed with the SEC (SEC file number 1-14465):

     o    Annual Report on Form 10-K for the year ended December 31, 2000.

     o Quarterly Reports on Form 10-Q for the quarters ended March 31, 2001, June 30, 2001 and September 30, 2001, as amended by Form 10-Q/A dated December 4, 2001.

     o    Current Reports on Form 8-K dated August 10, 2001 and December 4,
          2001.

     o Description of our common stock contained in the registration statement on Form 8-A, dated October 20, 1999.

     o Description of our preferred share purchase rights, contained in the registration statement on Form 8-A, dated September 15, 1998, as amended by Form 8-A/A, dated October 20, 1999.

     o All documents we file under Section 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934 after the date of this prospectus and before we terminate the offering.

     We will provide to each person, including any beneficial owner, to whom a prospectus is delivered, a copy of any or all of the information that has been incorporated by reference in the prospectus but not delivered with the prospectus. You may obtain a copy of any of these documents at no cost, by written or oral request to us at the following address:

                               Shareowner Services
                                  IDACORP, Inc.
                              1221 W. Idaho Street
                                 Boise, ID 83702
                             Telephone 208-388-2200



                                 LEGAL OPINIONS

     LeBoeuf, Lamb, Greene & MacRae, L.L.P., New York, New York, a limited liability partnership including professional corporations, and Robert W. Stahman, Vice President, General Counsel and Secretary for IDACORP, Inc., will pass upon the legality of the securities for us. Sullivan & Cromwell, New York, New York, will pass upon the validity of the securities for any underwriter, dealer or agent. LeBoeuf, Lamb, Greene & MacRae, L.L.P. and Sullivan & Cromwell may, for matters governed by the laws of Idaho, rely upon the opinion of Mr. Stahman. As of February 1, 2002, Mr. Stahman owned 14,256 shares of our common stock. Mr. Stahman is acquiring additional shares of IDACORP common stock at regular intervals through employee stock plans.



                                     EXPERTS

     The consolidated financial statements and the related consolidated financial statement schedule incorporated in this prospectus by reference from IDACORP's Annual Report on Form 10-K for the year ended December 31, 2000 have been audited by Deloitte & Touche LLP, independent auditors, as stated in their report, which is incorporated herein by reference, and have been so incorporated in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.


     With respect to the unaudited interim financial information for the periods ended March 31, 2001 and 2000, June 30, 2001 and 2000 and September 30, 2001 and 2000, which is incorporated herein by reference, Deloitte & Touche LLP have applied limited procedures in accordance with professional standards for a review of such information. However, as stated in their reports, included in IDACORP's Quarterly Reports on Form 10-Q for the quarters ended March 31, 2001, June 30, 2001 and September 30, 2001, and incorporated by reference herein, they did not audit and they do not express an opinion on that interim financial information. Accordingly, the degree of reliance on their reports on such information should be restricted in light of the limited nature of the review procedures applied. Deloitte & Touche LLP is not subject to the liability provisions of Section 11 of the Securities Act of 1933 for their reports on the unaudited interim financial information because those reports are not "reports" or a "part" of the registration statement prepared or certified by an accountant within the meaning of Sections 7 and 11 of the Securities Act of 1933.
                         _______________________________

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